Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation
RP SUB NO. 3(R), Inc.	Massachusetts
RP SUB NO. 4(I), Inc.	Massachusetts
RP SUB NO. 5(D), Inc.	Massachusetts
RP SUB NO. 6(O), Inc.	Massachusetts